EXHIBIT 10.1
Tuesday, July 24, 2007
WITHOUT PREJUDICE
DELIVERED TO: Tina Dell’Aquila
Dear Tina
Re: Cott Corporation (“Cott”) – Termination of Employment
We are writing to notify you that your employment with Cott is hereby terminated without cause, effective October 26th 2007.
Cott appreciates your contribution to the corporation and with a view to resolving all matters on an amicable basis, has prepared the following severance arrangements:
1. Date of Termination
The effective date of termination of employment is October 26th, 2007 (the “Termination Date”).
2. Accrued Salary and Vacation Pay
You will be paid your salary and accrued vacation pay to the Termination Date. These payments will be less applicable statutory deductions and withholdings and paid in a lump-sum payment during the next pay period immediately following the Termination Date.
3. Severance Payment and Out-Placement
As outlined in your Retention, Severance and Non-Competition Plan dated May 11, 2007 and in the Amended and Restated Retention, Severance and Non-Competition Plan dated June 25, 2007 (Collectively, the “Retention Agreement”) we have agreed to pay you a lump-sum payment equal to 2 times your annual base salary, car allowance, bonus at target and a prorated bonus for the current bonus year, as outlined below. You will receive these payments on the next pay run after the Termination Date. Such payments will be made on the basis that you will continue to perform your duties and our agreement to make such payments will be null and void if the reason for termination is Cause or resignation without Good Reason (as such terms are defined in the Retention Agreement) before the Termination Date.
The payment will be equal to $1,305,563 (less applicable withholdings, calculated as follows;
Annual Base Salary ($307,500) + Car Allowance ($16,000) + Bonus @ Target ($199,875) to equal a Total $523,375 Multiple by 2 X = $1,046,750 + Plus Pro-rated Bonus @ Target equal to 10 months (6 months @ 100% of Annual Base Salary including Premium ($192,188) and 4 months @ 65% of Annual Base Salary ($66,625)) = $258,812.50

Your Performance Share Units (PSU) awards in 2006 and 2007 will be vested based on a pro rated basis based on your target (100%) award, that is 2/3 of the 2006 award at target and 1/3rd of the 2007 award at target will be vested (totalling 16,188 PSU’s, in the aggregate), subject to, and without any limitation to, any additional rights you may have under the Retention Agreement, including without limitation, additional rights arising on a Change of Control during a Change of Control Window (as such terms are defined in the Retention Agreement). Your pro rata entitlement described above will be paid to you on the first pay period following October 26th, 2007 as a cash payment based on the closing price of the Cott Stock on the TSX on your Termination Date (subject to adjustment under the terms of the Retention Agreement arising on a Change of Control during a Change of Control Window). Such amounts will be less applicable withholdings
In addition, we will pay for the cost of the following outplacement services for a maximum of six (6) months with Right Management Consultants: Executive Service.
4. Benefits
We confirm that the following benefits will continue for a period of 24 months following the Termination Date specifically Extended Health Care and Dental including the Health Care Spending Account, Basic Life Insurance, Dependent Life and Accidental, Death and Dismemberment.All other benefits will terminate effective October 26th, 2007.
5. Expenses
To the extent that you have incurred any proper travel, entertainment or other business expenses, you will be reimbursed in accordance with Cott’s policy. All expense reports must be submitted within 30 days of your Termination Date.
6. Stock Options/Share Purchase Plan/DPSP/RSP
All of your rights with respect to vested stock options that you hold personally will continue after the termination of your employment, subject to the provisions of the Cott’s Restated 1986 Common Share Option Plan as amended (the “Option Plan”), for 60 days following the Termination Date, and thereafter such options shall be null and void.
All other rights under Cott’s share purchase plans (other than the PSU Plan under which your entitlement shall be as described above) and other long term incentive plans, shall vest on the Termination Date. For greater certainty, all right under these plans that have vested as of the Termination Date will continue in accordance with and subject to the terms of the applicable plans.
7. No Other Payments
The payments and other entitlements set out in this letter including the attached schedules, constitute your complete entitlement and Cott’s complete obligations whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, we confirm that you are not entitled to any further payment (including any bonus payments), benefits, perquisites, allowances or entitlements earned or owing to you from Cott pursuant to any employment or any other agreement, whether written or oral, whatsoever, all having ceased on the Termination Date without further obligation from Cott. All amounts paid to you pursuant to this letter shall be deemed to include all amounts owing pursuant to the Employment

Standards Act, 2000, and such payments represent a greater right or benefit than that required under the Employment Standards Act, 2000.
8. Resignation & Release
You will resign as an officer and director of Cott (and any direct and indirect affiliates, subsidiaries and associated companies) with effect as of the Termination Date. In this respect, you agree to execute and deliver the Resignation Notice attached hereto as Schedule “1” and such further documentation as may be required by Cott, in its sole discretion, in order to effect this resignation. You agree to sign the Release in the form attached as Schedule “2” to this letter, which is a condition precedent to you receiving any severance payments hereunder that are in excess of payments required by statute.
9. Your Continuing Obligations
(a)	You will continue to abide by all of the provisions of your Employment Agreement through the Termination Date, and with all of the provisions of the Retention, Agreement, through the Termination Date and thereafter following the cessation of your employment in accordance with and subject to the terms of the Retention Agreement.

(b)	You are required to return to Cott within five (5) business days of the Termination Date all of the property of Cott in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of Cott, its clients, employees or suppliers.

(c)	You will maintain the severance arrangements as set out in this letter in the strictest confidence and will not disclose them except to your immediate family, or to the extent that such disclosure may be required by law, or to permit you to obtain tax planning, legal or similar advice

(d)	You will agree to cooperate reasonably with Cott, and its legal advisors, at Cott’s request, direction and reasonable cost, in connection with: (i) any Cott business matters in which you were involved during your employment with Cott; or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment involving Cott; (iii) effecting routine administrative compliance with respect to any regulatory requirements that were applicable to Cott during the period of your employment; and (iv) completing any further documents required to give effect to the terms set out in this letter with respect to which you have knowledge of the underlying facts.

10. Taxes
All payments referred to in this letter will be less applicable withholdings and deductions, and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this letter, except to the extent that Cott has withheld funds for remittance to statutory authorities.
11. General
(a)	Entire Agreement: The agreement confirmed by this letter and the attached schedules constitutes the entire agreement between you and Cott with reference to any of the matters herein provided or with reference to your employment or office with Cott, or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this letter agreement are hereby superseded and have no further effect.

(b)	Severability: The provisions of this letter agreement shall be deemed severable, and the invalidity or unenforceability of any provision set out herein shall not affect the validity or enforceability of the other provisions hereof, all of which shall continue in accordance with their terms.

(c)	Full Understanding: By signing this letter, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release attached, and that you fully understand them and their consequences; (ii) you have been advised, through this paragraph, to consult with legal counsel and have obtained such legal or other advice as you consider advisable with respect to this letter agreement, including attachments; and (iii) you are signing this letter voluntarily, without coercion, and without reliance on any representation, express or implied, by Cott, or by any director, trustee, officer, shareholder, employee or other representative of Cott.

(d)	Arbitration: In the event any dispute arises between you and Cott with respect to the interpretation, effect or construction of any provisions of this Agreement, either Cott or you may refer the matter to final and binding arbitration without right of appeal, pursuant to the Arbitration Act, Ontario, for the disputed matters to be determined by an arbitrator that is to be mutually agreed upon, upon written notice to the other, whereupon, subject to the availability of such an arbitrator, the arbitration hearing will commence within 30 days of the said notice, without formality, with the costs of the arbitration to be shared equally between the parties, subject to such order for costs as the arbitrator may determine in his or her sole discretion.

(e)	Currency: All dollar amounts set forth or referred to in this letter refer to Canadian currency.

(f)	Governing Law: The agreement confirmed by this letter shall be governed by the laws of the Province of Ontario, Canada.

* * *
If this offer is acceptable to you once you have had an opportunity to review it, please sign the acknowledgement below to confirm your acceptance of same and return to Sher Zaman at Queens Quay.
If you have any questions regarding the terms set out in this letter, please feel free to contact Abilio Gonzalez or Sher Zaman.
Yours very truly,
COTT CORPORATION
Per:

/s/ Abilio Gonzalez

Enclosures:
1. Schedule “1” – Resignation Notice
2. Schedule “2” – Release
Acknowledgement and Acceptance
I acknowledge that I have been provided a reasonable period of time to review this letter and the attached Release and Resignation Notice. I also acknowledge that I have been advised, by this paragraph, and have had the opportunity to obtain independent legal advice and that the only consideration for the Release is as referred to in this letter. I confirm that no other promises or representations of any kind have been made to me to cause me to sign this acknowledgement and acceptance.

/s/ Tina Dell’Aquila	July 24, 2007

Tina Dell’Aquila	Date

SCHEDULE “1”
RESIGNATION NOTICE

TO:	COTT CORPORATION

AND TO:	ALL DIRECT AND INDIRECT AFFILIATES, SUBSIDIARIES AND ASSOCIATED COMPANIES THEREOF

AND TO:	ALL DIRECTORS THEREOF
I, Tina Dell’Aquila confirm my resignation as a director and from all offices held by me of Cott Corporation, including all direct and indirect affiliates, subsidiaries, and associated companies, with effect as of October 26th, 2007.

/s/ Tina Dell’Aquila

Tina Dell’Aquila

SCHEDULE “2”
RELEASE AGREEMENT
     In consideration of the mutual promises, payments and benefits provided for in the annexed Cott Corporation Retention, Severance and Non-Competition Plan and the release from Tina Dell’Aquila (the “Employee”) set forth herein, Cott Corporation (the “Corporation”) and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Plan.
     1. The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in the annexed Plan, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.
     2. In consideration of the payment and benefits set forth in the annexed Plan and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Corporation or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labour Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Corporation. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.
     3. The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.
     4. Nothing herein shall be deemed to release: (i) any of the Employee’s rights under the

Plan; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.
     5. In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release any claim the Corporation may have against the Employee for any illegal conduct or arising out of any illegal conduct.
     6. The Employee acknowledges that he/she has carefully read and fully understands all of the provisions and effects of the Plan and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.
     7. In the event that the Employee is governed by the law in the United States, the employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.
     8. In the event that the Employee is governed by the law in the United States, the Employee acknowledges that, by the attached Exhibit 1, which is incorporated herein by reference, the Corporation has informed him/her in writing of the time limits and eligibility requirements applicable to the separation program stemming from the occurrence of a Change in Control; the category of employees eligible for the program; and the job title and age of each employee selected or not selected for termination as a result of the separation program.
Dated:

/s/ Tina Dell’Aquila

Employee Name:
Cott Corporation
Per:

/s/ Edmund O’Keefe

Name & Title: Edmund O’Keefe,
VP Investor Relations & Strategy
Development